EXHIBIT 10.15

                                   RCT = Request for Confidential Treatment


               FIRST AMENDMENT TO CORRAL COIN LICENSE AGREEMENT


          This FIRST AMENDMENT TO LICENSE AGREEMENT ("First Amendment") made as of this 27th day of March 2000, between RITE AID CORPORATION ("Licensor"), a Delaware Corporation, and CORRAL COIN, INC. ("Licensee"), a Nevada corporation.


                           W I T N E S S E T H :

          WHEREAS, Licensor and Licensee entered into a License Agreement as of March 12, 1999 (the "License Agreement"); and

          WHEREAS, disputes have arisen between Licensor and Licensee; and

          WHEREAS, Licensor and Licensee wish to resolve all outstanding disputes and for that purpose seek to amend and modify the License Agreement upon the terms and provisions hereinafter set forth.

          NOW THEREFORE, in consideration of the foregoing premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto mutually covenant and agree that the License Agreement is modified and amended as follows:

          1. Effective Date. The Effective Date of this First Amendment shall be the date upon which Licensee receives approval from the Nevada Gaming Commission to remove the conditions on its presently issued licenses to operate Devices at the Licensed Locations which require a full-time change attendant to be present on the premises of each such operation. Pending the Effective Date, the parties shall perform their respective obligations under the License Agreement as intended to be modified by this First Amendment, to the extent permitted by law. From the date hereof to the Effective Date, Licensee shall pay monthly fees pursuant to the fee schedule set forth on the annexed exhibit. In the event that prior to the Effective Date, Licensee fails to pay such fees when due, otherwise fails to perform its obligations under the License Agreement as intended to be amended hereby, to the extent consistent herewith, or in the event the Nevada Gaming Commission does not grant the necessary approvals within RCT of the date hereof, the parties shall be returned to their respective positions and status as of February 29, 2000, including the revival of all claims by Licensee and Licensor, without prejudice by reason of the passage of time or the negotiation and execution of this First Amendment.

          2. Definitions. All capitalized terms contained in this First Amendment, unless otherwise hereinafter contained, shall have the same meaning as in the License Agreement.

          3. License. The last sentence of Section 2 is deleted and replaced with the following:

          Licensee may determine the number of machines to operate at each Location but shall operate a minimum of RCT Devices at each location. Subject to approval of the Nevada Gaming Commission, Licensee shall not be required to have a full time adult change attendant at any Location having RCT or fewer Devices.

          4. Term. The first sentence of Section 3 is deleted and replaced with the following:

          The term of the License Agreement which began effective July 1, 1998 shall expire at midnight on the RCT.

          5. Fees. Section 4 is modified by deleting Sections 4a, 4b, and 4c in their entirety including the fee amounts and increases there scheduled, and substituting therefore the fee schedule annexed hereto as exhibit
"Amendment-1."


          Section 4 is further modified by adding New Subsection 4(g) as follows:

          On the date that monthly fees are next required to be paid after the Effective Date, Licensee shall RCT due for the then existing Licensed Locations for the next succeeding RCT period.


          6. Use and Operation. Section 7 is hereby modified by adding the following after the last sentence:

          With respect to any Licensed Location, in which Licensee operates
          RCT or fewer Devices, Licensor's employees will provide appropriate adult supervision, (over age 21) as required by the Nevada Gaming Commission and will make change for adults (persons over age
          21) who wish to play the Devices. Licensee agrees to provide suitable training for Licensor's employees, and will remain liable for any fine, penalty or other governmental sanction arising from any failure to supervise.

          7. Default. Subsections 13(a) and 13(b) are hereby modified by adding "together with all costs and attorneys' fees" to the last sentence of each Subsection. Subsection 13(c) is deleted in its entirety, and is replaced with the following:

          To treat all amounts due and not paid by Licensee up to the date of such default as an indebtedness of Licensee immediately due and payable to Licensee and recover the same together with all costs and reasonable attorney's fees incurred to collect such amount.

          8. Assignment. Section 14 is modified by (i) deleting the first clause consisting of the language "Licensee may not assign this Agreement without prior approval of Licensor" and (ii) substituting therefore the following:

          Upon the written approval of Licensor, which shall not be unreasonably withheld, Licensee shall have the right to assign this License Agreement, as amended, to another unaffiliated route operator or other third party.

          9. Successors and Assigns. The covenants, agreements, terms and conditions contained in this First Amendment shall bind and inure to the benefits of the parties hereto and their respective successors and their respective assigns.

          10. This First Amendment is integrated with the License Agreement and, upon the Effective Date, the License Agreement will be deemed to exist and will survive only as modified by the First Amendment. Upon the Effective Date the parties shall prepare and execute a superceding global License Agreement incorporating the remaining relevant portions of the Agreement and this First Amendment.

          IN WITNESS WHEREOF, the parties hereto have executed the Lease on the date heretofore set forth.

                                RITE AID CORPORATION


                                By:    /s/ David R. Jessick
                                       _______________________________
                                Name:   David R. Jessick
                                Title:  Sr. Ex. V.P. Chief Administrative
                                        Officer


                                CARDIVAN COMPANY

                                By:     /s/ Bob Torkar
                                        _______________________________
                                Name:   Bob Torkar
                                Title:  Secretary


                                     FEE SCHEDULE
                                   CORRAL COIN, INC.

                                               RCT      RCT      RCT
                                               ___      ___      ___

                               # Stores      Monthly  Monthly  Monthly
                                               Fee      Fee      Fee
                               ________      _______  _______  _______

TPI stores - Clark County          7           RCT      RCT      RCT

Rite Aid #6109
2255 N. Green Valley Parkway
Henderson, NV 89014

Rite Aid #6110
716 S. Boulder Highway
Henderson, NV 89015

Rite Aid #6111
3852 W. Sahara
Las Vegas, NV 89102

Rite Aid #6112
4230 S. Rainbow
Las Vegas, NV 89103

Rite Aid #6117
911. S. Rainbow
Las Vegas, NV 89128

Rite Aid #6118
4911 W. Craig Road
Las Vegas, NV 89130

Rite Aid #6119
8530 W. Lake Mead
Las Vegas, NV 89128